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                                                                     EXHIBIT 18

Nu-kote Holdings, Inc.
Nashville, Tennessee

January 7, 2000

Gentlemen:

We have audited the consolidated balance sheet of Nu-kote Holdings, Inc. and subsidiaries as of March 31, 1999 and the related consolidated statements of operations, changes in shareholders' equity (deficit) and comprehensive loss and cash flows for the year ended March 31, 1999, and have reported thereon under date of January 7, 2000. The aforementioned financial statements and our audit report thereon are included in the Company's 1999 Annual Report on Form 10-K. As disclosed in Note 3 to those financial statements, the Company changed its method of accounting for the costs of its inventories from the last-in first-out
(LIFO) method to the first-in first-out (FIFO) method and indicated that the newly adopted accounting principle is preferable in the circumstances because it better measures the current value of such inventories, avoids distortion of profits resulting from decrements and deflation, and provides a more appropriate matching of revenue and expenses for the current and future periods. Additionally, the change will enhance the comparability of the Company's financial statements by changing to the predominant method utilized in its industry.

In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of Nu-kote Holdings, Inc.'s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management's business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company's circumstances.

Very truly yours,

KPMG LLP